UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
October 6, 2015
Wal-Mart Stores, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-06991	71-0415188
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 S.W. 8th Street
Bentonville, Arkansas 72716
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code:
(479) 273-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On October 6, 2015, Charles M. Holley, Jr., age 59, notified Wal-Mart Stores, Inc. (the “Company”) of his intent to retire from his position as Executive Vice President and Chief Financial Officer of the Company, effective as of the close of business on December 31, 2015. Mr. Holley will continue to be employed by the Company and serve as an Executive Vice President in a transitional role until January 31, 2016, at which time he will retire from the Company. Mr. Holley has served as the Company’s Executive Vice President and Chief Financial Officer since December 2010, and in various financial and strategy roles since joining the Company in 1994.
(c) On October 8, 2015, M. Brett Biggs, age 47, was appointed Executive Vice President and Chief Financial Officer of the Company, effective January 1, 2016. Mr. Biggs will report to the Company’s President and Chief Executive Officer in this new position. Since January 2014, Mr. Biggs has served as Executive Vice President and Chief Financial Officer of Walmart International. Prior to being appointed to his current role, Mr. Biggs served as Chief Financial Officer of Walmart U.S. from January 2012 until January 2014, and as Senior Vice President, Sam’s Club Operations, from September 2010 until January 2012. Previously, Mr. Biggs served in a variety of roles since joining the Company in 2000, including Senior Vice President and Chief Financial Officer of Sam’s Club, Senior Vice President Corporate Finance and Assistant Treasurer, and Senior Vice President, International Strategy and Mergers and Acquisitions.
The Company issued a press release on October 9, 2015 announcing the retirement of Mr. Holley and the appointment of Mr. Biggs to his new role. A copy of the press release is furnished as Exhibit 99.1 to this report.
The Company and Mr. Biggs entered into a post-termination agreement and covenant not to compete dated September 21, 2010 (the “Non-Compete Agreement”). The Non-Compete Agreement is substantially similar to the form of post-termination agreement and covenant not to compete that is attached as Exhibit 10(p) to the Company’s Form 10-K filed on March 30, 2011. The Non-Compete Agreement prohibits Mr. Biggs, for a period of two years following his termination of employment with the Company for any reason, from participating in a business that competes with the Company and from soliciting the Company’s associates for employment. The Non-Compete Agreement also provides that, if Mr. Biggs is terminated by the Company for any reason, other than for a violation of the Company’s policies, the Company will continue to pay his base salary for two years following termination of employment.
(e) On October 8, 2015, the Company entered into a retirement agreement with Mr. Holley, whereupon Mr. Holley’s employment with the Company will end on January 31, 2016 (the “Retirement Agreement”), which is attached as Exhibit 10.1 and is incorporated herein by reference. Under the terms of the Retirement Agreement, Mr. Holley will receive payments totaling approximately $1.9 million in multiple installments through January 2018. In addition, 31,930 restricted shares of Common Stock originally scheduled to vest between January 24, 2017 and January 26, 2018 will be accelerated to vest on the date of Mr. Holley’s retirement. Mr. Holley will forfeit 74,161 performance shares in connection with his retirement, which constitutes all of his outstanding performance shares scheduled to vest after his retirement date. The Retirement Agreement also prohibits Mr. Holley, for a period of two years following his retirement, from participating in a business that competes with the Company and from soliciting the Company’s associates for employment.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.1    Retirement Agreement by and between the Company and Mr. Holley dated October 8, 2015.
99.1    Press release dated October 9, 2015 announcing certain management changes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 9, 2015

WAL-MART STORES, INC.

By:	/s/ Gordon Y. Allison
Gordon Y. Allison
Vice President and General Counsel, Corporate Division

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Retirement Agreement by and between the Company and Mr. Holley dated October 8, 2015.
99.1	Press release dated October 9, 2015 announcing certain management changes.

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